                                                                    Exhibit 99.2

PRESS RELEASE
-------------

FOR IMMEDIATE RELEASE

                  IPC HOLDINGS ANNOUNCES CAPITAL RAISING PLANS

PEMBROKE, BERMUDA, October 25th 2005. IPC Holdings, Ltd. (NASDAQ: IPCR) today announced that it intends, subject to market and other conditions, to commence an offering of approximately 12,000,000 common shares, plus up to an additional 1,200,000 common shares issuable in the event that the underwriters exercise a 30-day over-allotment option. Citigroup Corporate and Investment Banking and Morgan Stanley & Co. are acting as joint book-running managers for the offering. A portion of the common shares will be offered to American International Group, Inc. in order that it maintain its approximate 24.2 percentage ownership of the common shares.

In addition, the company also announced that it intends, subject to market and other conditions, to commence a public offering of 11,000,000 Series A mandatory convertible preferred shares, with a per share liquidation preference equivalent to the offering price of the common shares. Citigroup Corporate and Investment Banking and Morgan Stanley & Co. are acting as joint book-running managers for the offering.

Prospectus supplements relating to these public offerings will be filed with the Securities and Exchange Commission. When available, copies of the prospectus supplements and accompanying base prospectus relating to this offering may be obtained from Citigroup Corporate and Investment Banking, Brooklyn Army Terminal, 140 58 th Street, 8 th Floor, Brooklyn, New York, 11220 or Morgan Stanley & Co. Incorporated, Prospectus Department, 1585 Broadway, New York, NY.

The Company expects to use the net proceeds from the sale of these new offerings to provide additional capital to its wholly-owned subsidiary, IPCRe Limited, and for other general corporate purposes.

Any offering of common shares or Series A mandatory convertible preferred shares will be made only by means of a written prospectus meeting the requirements of
Section 10 of the Securities Act of 1933, as amended.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of the common shares or the Series A mandatory convertible preferred shares in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

The above remarks about future expectations, plans and prospects for the Company are forward-looking statements for purposes of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those suggested by such statements. For further information regarding cautionary statements and factors affecting future results, please refer to the Company's most recent Annual Report on Form 10-K and other documents filed with the Securities and Exchange Commission. The Company undertakes no obligation to publicly update or revise any forward-looking statement whether as a result of new information, future developments or otherwise.

IPC Holdings, Ltd., through its wholly-owned subsidiary IPCRe Limited, provides property catastrophe reinsurance and, to a limited extent, aviation, property-per-risk excess and other short-tail reinsurance on a worldwide basis.

CONTACT:  Jim Bryce, President and Chief Executive Officer or
          John Weale, Senior Vice President and Chief Financial Officer

           Telephone:  441-298-5100


                                       9